Exhibit 10.12
This Agreement for fully disclosed clearing services (“Agreement”) is made and entered into this 15th day of August, 2005 by and between NATIONAL FINANCIAL SERVICES LLC (“NFS”), a Delaware limited liability company, and THOMAS WEISEL PARTNERS LLC (“Correspondent”), a Delaware limited liability company.
RECITALS
A.	Correspondent is a broker or dealer registered with the Securities and Exchange Commission (“SEC”). Correspondent engages in the business of providing securities and investment services to customers.

B.	NFS is a broker and dealer registered with the SEC, and engages in the business of executing and clearing transactions and carrying the accounts of brokers and dealers and their customers.

C.	Correspondent desires to engage NFS to execute and clear transactions and carry accounts on a fully disclosed basis on behalf of Correspondent and Correspondent’s customers (“Customers”) which are introduced by Correspondent and accepted by NFS as provided in Section IV.3 (all such accounts being referred to hereinafter as “Accounts”) and to perform such other services as are provided for herein.

D.	NFS and Correspondent recognize their obligation to identify and allocate between them certain functions or responsibilities pursuant to Rule 382(b) of the Rules of the New York Stock Exchange, Inc. (the “NYSE”) and Rule 3230 of the Conduct Rules of the National Association of Securities Dealers (the “NASD”), and agree that this Agreement is, among other things, intended to effect such allocation.
NOW THEREFORE, in consideration of the mutual promises and agreements contained herein, the parties agree as follows:
I. REPRESENTATIONS AND WARRANTIES

A.	Correspondent represents and warrants to NFS that:
1)	Correspondent is a broker or dealer as defined in Section 3 of the Securities Exchange Act of 1934 (“Exchange Act”). Correspondent is duly registered and in good standing with the Securities and Exchange Commission (“SEC”), is a member firm in good standing with the NASD, and Correspondent and each of its employees are in material compliance and during the term of this Agreement will remain in material compliance with the registration, qualification, capital, financial, reporting, customer protection and other requirements, laws, rules and regulations of the United States, the several states (where applicable), the SEC and the NASD, and each other self-regulatory organization of which Correspondent is a member and to which any of its employees or activities are subject.
2)	Correspondent is a limited liability company or other business organization duly organized, validly existing and in good standing under the laws of its state of organization, and has all requisite authority, whether arising under its charter or by-laws or applicable federal or state laws, to enter into this Agreement and to discharge the duties and obligations apportioned to it in accordance with the terms hereof, and that the persons executing this Agreement on behalf of Correspondent are duly authorized to do so.
3)	Correspondent has advised NFS in writing of any arrangements that have been made with any other firm for the provision by such other firm of clearing services for any Accounts.
4)	Upon entering into this Agreement, Correspondent has provided NFS with a copy of Correspondent’s Securities Dealer or Brokers Blanket Bond insurance policy meeting requirements as to form and type of coverage as the relevant self regulatory organization may prescribe and which policy is current as of the date of this Agreement. Such Brokers Blanket bond shall list NFS as a party to be notified if said Bond’s monetary limits are reduced or if said Bond is canceled.
5)	Correspondent has provided to NFS accurate information in all material respects in conjunction with NFS’ consideration of entering into this Agreement with Correspondent.
B. NFS represents and warrants to Correspondent that:
1)	NFS is duly registered and in good standing as a broker and dealer with the SEC and is a member firm in good standing with the NASD, NYSE and each other national securities exchange of which it is a member. NFS and each of its employees are in material compliance and during the term of this Agreement will remain in material compliance with the registration, qualification, capital, financial, reporting, customer protection and other requirements, laws, rules and regulations of the United States, the several states (where applicable), the SEC and the NASD, and each other self-regulatory organization of which NFS is a member and to which any of its employees or activities are subject.
2)	NFS is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite authority, whether arising under its articles of organization or by-laws, applicable federal or state laws, or the rules and regulations of the SEC, the NASD, or other self-Regulatory organization to which NFS is subject, to enter into this Agreement and to discharge the duties and obligations apportioned to it in accordance with the terms hereof, and that the persons executing this Agreement on behalf of NFS are duly authorized to do so.
3)	NFS has fulfilled all registration and other requirements of all states and the District of Columbia, to the extent such registration or other requirements are applicable to NFS.
4)	NFS has provided to the Correspondent accurate information, in all material respects, in conjunction with Correspondent’s consideration of entering into this Agreement with NFS.

II. CORRESPONDENT’S REPORTING
A.	Correspondent shall promptly notify NFS if any of its representations and warranties set forth in Section I.A cease to be true and correct.
B.	Correspondent will furnish to NFS upon execution of this Agreement a copy of Correspondent’s balance sheet and statement of earnings for the current fiscal year and for each of correspondent’s subsequent fiscal years. Each such balance sheet and statement of earnings shall be certified by independent public accountants. Correspondent will also furnish to NFS: (1) copies of the executed quarterly Forms X-17A-5 Part II A or Part II filed with its self-regulatory organization, or other such successor forms as may be applicable, (2) such financial reports regarding Correspondent or parent, subsidiary or affiliate of Correspondent as NFS may from time to time request, and (3) copy of Correspondent’s Restriction Letter issued by the NASD or other self- regulatory organization
C.	Correspondent agrees to provide to NFS, throughout the term of this Agreement, true, correct and complete copies of (i) any material amendments to Correspondent’s Form BD including but not limited to amendments or changes to name, address, ownership, officers, directors and disciplinary history or events within five (5) calendar days of its filing with the Central Registration Depository (“CRD”) operated by the NASD, (ii) any notices which Correspondent receives concerning any investigation of its broker or dealer business or operations by the SEC, the NASD, or other self-regulatory organization, within (5) business days of Correspondent’s receipt thereof; or of any restrictions or limitations on Correspondent’s broker or dealer business by the SEC, the NASD, or other self-regulatory organization, within one (1) day of Correspondent’s receipt thereof, (iii) any notices which Correspondent files with the SEC, the NASD, or other self-regulatory organization pursuant to Section 17 of the Exchange Act and Rule 17a-11 thereunder, at the same time and in the same manner as required under such Rule, and (iv) copy of any revisions to Correspondent’s Membership Letter issued by the NASD or other self-regulatory organization.
III. NFS’ REPORTING
A. NFS shall promptly notify Correspondent if any of its representations and warranties set forth in Section I.B cease to be true and correct.
B. NFS will furnish to Correspondent upon execution of this Agreement a copy of NFS’ Statement of Financial Condition for the current fiscal year and for each of NFS’ subsequent fiscal years. Each such balance sheet shall be certified by independent public accountants.
C. NFS agrees to provide to Correspondent, throughout the term of this Agreement, true, correct and complete copies of (i) any material amendments to NFS’ Form BD including but not limited to amendments or changes to name, address, ownership, officers, directors and disciplinary history or events within five (5) business days of filing with the CRD operated by the NASD, (ii) any notices which NFS receives concerning any material investigation of its business or operations by the SEC, the NASD, or other self-regulatory organization, within five (5) business days of NFS’ receipt thereof; or of any restrictions or limitations on NFS’s business by the SEC, the NASD, or other self-regulatory organization, within one (1) business day of

Correspondent’s receipt thereof, (iii) any notices which NFS files with the SEC, the NASD, or other self-regulatory organization pursuant to Section 17 of the Exchange Act and Rule 17a-11 thereunder and (iv) copy of any material revisions to NFS’ Membership Letter issued by the NASD or other self-regulatory organization.
D. NFS shall furnish Correspondent a copy of a SAS 70 Type II report addressing certain of NFS’ business services provided under this Agreement on annual basis within a reasonable time following the receipt of such audit.
IV. CUSTOMER AND CORRESPONDENT ACCOUNTS AND TRANSACTIONS
1)	Account Documentation and Due Diligence. Correspondent will be responsible for obtaining and verifying the identity and information regarding each Customer and potential Customer which is required under any federal, state or self-regulatory organization law, rule or regulation including, but not limited to, such documents and information as may be required under the Internal Revenue Code of 1986, as amended. Correspondent shall be responsible for obtaining and approving all account applications. Correspondent shall be responsible for ensuring that any person who executes documents or gives instructions on behalf of another person or entity is properly authorized to do so and for ensuring that each Account is authorized to engage in the transactions and other activity in such Account. Correspondent shall forward to NFS completed and approved account applications for margin, Fidelity prototype retirement and cash management accounts and such other accounts as NFS may designate from time to time, as well as W-8 certifications to NFS in accordance with NFS’ procedures. With respect to Correspondent proprietary accounts, one executed margin agreement may be submitted to NFS for all proprietary accounts. Correspondent represents that to the best of its knowledge after due investigation all documentation obtained or delivered to NFS in conjunction with the establishment of any Account shall be genuine and properly executed by the Customer or Customer’s duly authorized agent.

Correspondent will be responsible through a general partner, a principal executive officer or a person designated for supervisory responsibilities to use due diligence to learn the essential facts relative to every Customer Account, every cash, margin or option account introduced by it to NFS and every person holding power of attorney over any Customer Account. Correspondent shall use commercially reasonable efforts to ensure that every order and transaction for each Account has been authorized by Customer, whether initiated by Correspondent, Customer or Customer’s agent. Correspondent will be responsible for ensuring that those of its customers who become Accounts hereunder shall not be minors or subject to those prohibitions existing under the laws, rules or regulations generally relating to the incapacity of any Account or any conflict of interest relating to such Account.
2)	Record Retention and Retrieval. Correspondent will be responsible for the maintenance and retention of all original documentation, including but not limited to account applications except those relating to all margin, Fidelity prototype retirement, cash management accounts, W-8 certifications and such other account documentation as NFS may designate from time to time. Correspondent shall retain copies of documents maintained by NFS to the extent required by law or regulation. Correspondent hereby acknowledges its obligation to retain such documentation and account applications in an easily accessible place in accordance with SEC rules and agrees to provide the original application by overnight delivery or a legible copy by facsimile transmission thereof as promptly as practicable after receiving of a request from NFS. Upon the request of NFS, Correspondent will forward any additional documentation relating to the Customer account that NFS may require in connection with opening, operating and maintaining of Customer accounts.
3)	Acceptance of Accounts. Correspondent shall be responsible for approving and accepting each Customer and Account. Correspondent will not approve any Account unless all information and due diligence required by Section IV.1 has been received and performed by Correspondent. Each Account accepted and approved by Correspondent and opened with NFS shall be subject to NFS’ acceptance. An account shall be deemed accepted by NFS if NFS has not advised Correspondent of NFS’ intention not to accept the account within five (5) days of establishment of the account. NFS reserves the right to reject, using reasonable business judgment, any Customer or any Account and to terminate any Account submitted by Correspondent or any Account previously accepted by NFS (it being understood that the exercise of such reasonable business judgment shall be solely for the purpose of ensuring NFS’ compliance with applicable laws, rules and regulations or for the purpose of mitigating NFS’ own risk exposure). NFS shall be under no obligation to accept any Account as to which any documentation or information requested by NFS pursuant to Section IV.2 or required to be submitted to NFS or maintained by Correspondent pursuant to Section IV.1 is incomplete. No action taken by NFS or any of its employees, including, without being limited to, clearing a trade in any Account, shall be deemed to be or shall constitute acceptance of such Account.
4)	Acceptance of Orders. NFS may execute orders for Correspondent’s Customers whose cash, margin or option accounts have been accepted by Correspondent for carrying by NFS but only insofar as such orders are transmitted by Correspondent to NFS through the NFS on-line system or telephonically, subject to approval and acceptance of such orders and Accounts by an appropriate principal of Correspondent. All transactions executed and/or cleared by NFS are subject to the constitution, rules, regulations, customs, and usages of the exchange, market, or clearing house where executed, as well as to any applicable federal or state laws, rules, and regulations. NFS reserves the right to reject, using reasonable business judgment, any order or transaction for any Account (it being understood that the exercise of such reasonable business judgment shall be solely for the purpose of ensuring NFS’ compliance with applicable laws, rules and regulations or for the purpose of mitigating NFS’ own risk exposure). Correspondent shall be solely and exclusively responsible for approving all orders for the Accounts and for establishing procedures to ensure that such orders are transmitted properly to NFS for execution and/or clearance. NFS reserves the right, in its sole discretion, to restrict trading in any Account, including Correspondent’s proprietary or market making accounts, to liquidating orders or cash transactions only, or to prohibit certain trading strategies or trading of certain types of securities. Correspondent acknowledges that NFS is not obligated to accept for execution any order placed directly with NFS by a Customer. For the purpose of this Agreement, the term “orders” shall include all orders transmitted to or through Correspondent by Customers whether by telephone conversations, automated telephone service, home computer or over the Internet.
5)	Supervision of Orders and Accounts. As between NFS and Correspondent, Correspondent will be responsible for reviewing, monitoring and supervising transactions, investments and other activity by every Customer and Account. Correspondent shall be responsible for ensuring that all transactions in and activities related to all Accounts opened by it with NFS, including discretionary Accounts, will be in compliance with all applicable laws, rules and regulations of the United States, the several states, governmental agencies, securities exchanges, and the NASD, including any laws relating to Correspondent’s fiduciary responsibilities to Customers, either under the Employee Retirement Income Security Act of 1974 or otherwise. Without limiting the foregoing obligations of Correspondent, Correspondent shall be responsible for: (i) determining the suitability of all investments, investment strategies and transactions, including option transactions, (ii) ensuring that there is a reasonable basis for all recommendations made to Customers, (iii) determining the appropriateness of the frequency of trading in Accounts, (iv) providing all required documents and other disclosures to Customers, including but not limited to the Options Clearing Corporation disclosure document (where required), and (v) compliance with the sales practice, disclosure and other requirements of Section 15(g) of the Exchange Act and the rules thereunder.
In addition to the terms herein, Correspondent shall be responsible for ensuring that mutual fund transactions initiated by the Correspondent shall comply with Applicable Laws and Regulations, the terms of any applicable prospectus or other governing documents, and the policy and procedures of NFS and the mutual fund or its service providers, including but not limited to matters relating to break point price eligibility, market timing, excessive or disruptive trading and trade cut-off times and related transaction pricing.
Correspondent shall diligently supervise the activities of its officers, employees and representatives with respect to such Accounts. Correspondent shall be responsible for: (i) selecting, investigating, training, and supervising all personnel of the Correspondent who open, approve, or authorize Accounts and transactions in the Accounts, (ii) establishing written procedures for reviewing activity in Accounts and ongoing review of all transactions in Accounts, and maintaining compliance and supervisory personnel adequate to implement such procedures, and (iii) ensuring that each instruction given to NFS with respect to any Customer or Account including but not limited to the acquisition, disposition or transfer of funds or securities shall be properly authorized by such Customer or Account. NFS reserves the right to reject any instruction unless such instruction is accompanied by such documentation as NFS deems appropriate.
6)	System Reports. To the extent required by applicable regulation, NFS shall provide to Correspondent a list of reports, which are available from NFS for Correspondent to assist Correspondent in supervising and monitoring Accounts. Correspondent shall promptly designate to NFS in writing which of such reports Correspondent wishes to receive.
7)	Accounts of Employees of Member Organizations, Self-Regulatory Organizations and Financial Institutions. Correspondent shall not accept an Account for any person who is an employee or associated person of a NYSE or NASD member firm, or who is otherwise subject to NYSE Rule 407 or NASD Conduct Rule 3050 until Correspondent has complied with the provisions of such Rules and, if applicable, provided evidence of employer approval as required by such Rules.
V. EXTENSION OF CREDIT
Responsibility for compliance with all applicable rules, regulations and requirements affecting the extension of credit including but not limited to Regulation T of the Federal Reserve Board, or any rule or regulation of the SEC, any exchange or self regulatory organization and the house rules of NFS shall be allocated between NFS and Correspondent as set forth in this Section V.

1)	Cash Accounts. All transactions for a Customer will be deemed to be cash transactions, and payment for those transactions will be required in the manner applicable to cash transactions, unless Correspondent has established a margin account for a Customer subject to NFS acceptance. Correspondent shall establish and maintain cash accounts in compliance with applicable regulations.
2)	Margin Agreements. Upon approval by Correspondent, Correspondent may establish a margin account for a Customer subject to NFS acceptance. Correspondent will furnish NFS with an NFS margin agreement and consent to loan and hypothecation of securities, executed by the Customer, on the form furnished to Correspondent by NFS. Such margin agreement shall include a disclosure of credit terms to be retained by the Customer in accordance with Rule 10b-16 under the Exchange Act. NFS will compute and charge margin interest to each Account as set forth therein and as otherwise agreed between NFS and Correspondent. Correspondent may customize the rate or method of computing margin interest in any Account, but shall be responsible for providing to such Account the disclosure of credit terms as required under Rule 10b-16 or any similar rule. In no event shall Correspondent place orders to be executed on margin for any Account unless Correspondent has reasonable grounds to believe the Correspondent will furnish to NFS an executed margin agreement for such Account. If an order is placed and executed without such reasonable grounds, NFS may cancel the transaction and rebook it as a cash transaction and all transaction costs and losses associated with such cancellation and re-booking shall be for the account of the Correspondent.
3)	Margin and Margin Maintenance. Correspondent is responsible for the collection of initial margin and all amounts necessary to meet subsequent maintenance calls in each Customer and Correspondent Account to insure compliance with Regulation T, the rules of any self-regulatory organization or exchange and the house rules of NFS. Subject to prevailing market conditions, NFS will produce, maintain and provide to Correspondent sufficient information to allow Correspondent to determine which of its Accounts are under margined for purposes of Correspondent’s compliance with Regulation T, any self-regulatory organization or exchange and NFS’ house rules. NFS will notify Correspondent of all margin and maintenance calls relating to Accounts and Correspondent shall notify Accounts of such calls and shall be responsible for ensuring that margin requirements are met. NFS reserves the right to send notice of a margin requirement directly to an Account and will provide a copy of the notice to Correspondent. If any Account fails to comply with any margin requirement, Correspondent will sell out (or buy in, as appropriate) such Account so as to bring the Account into compliance with applicable margin or maintenance requirements. In the event that required margin is not provided within the time reasonably specified by NFS or securities sold are not delivered as required, NFS may take such action as NFS deems appropriate, including but not limited to the sale or purchase of securities for, and at the risk of, the Account. Compliance with a request by Correspondent to withhold action shall not be deemed a waiver by NFS of any rights under this Agreement, including but not limited to the right to close out a contract or position if NFS in its judgment determines that changing conditions render such action advisable, with or without prior notification to the Customer or the Correspondent. Correspondent may request in good faith that NFS file for an extension of time to comply with Regulation T. Filing for such extension of time with the NYSE is within the sole discretion of NFS.
4)	Margin Requirements. Initial margin and margin maintenance requirements applicable to any margin account shall be in accordance with the house rules of NFS, rather than in accordance with any lower requirement of any law, any exchange or any regulatory agency. Utilizing reasonable business judgment and subject to prevailing market conditions, NFS may change the margin requirements applicable to any Customer, Account, class of accounts or security, as described in its house rules, on appropriate notice to Correspondent (it being understood that the exercise of such reasonable business judgment shall be solely for the purpose of ensuring NFS’ compliance with applicable laws, rules and regulations or for the purpose of mitigating NFS’ own risk exposure). Correspondent shall be responsible for advising its Customers of the changed requirements and for collecting any additional margin necessary to insure compliance with such increased requirements.
5)	Interest on Margin Accounts and Credit Balances. Net interest income from the Accounts shall be proprietary to and fully retained by NFS, subject to credit provided therefore to Correspondent as described in Exhibit A attached hereto. NFS shall calculate the net interest income on the Accounts promptly after the end of each month.
6)	Miscellaneous Credit Provisions. In addition to the rules and regulations specifically set forth in this Section, Correspondent is responsible for compliance with all other rules and regulations pertaining to the extension of credit including but not limited to Section 11(d) of the Exchange Act and Regulation B of the Federal Reserve Board.
VI. MAINTENANCE OF BOOKS AND RECORDS
Unless otherwise provided herein, NFS will make and preserve records of transactions, accounts and other activities conducted by NFS hereunder on a basis consistent with generally accepted practices in the securities industry and in accordance with the rules of the SEC and each self regulatory organization to which NFS is subject. Correspondent shall make and preserve such records relating to its business as may be required by law or regulation to which Correspondent is subject. NFS and Correspondent shall each be responsible for preparing and filing the reports required by the governmental and regulatory agencies which have jurisdiction over it, and NFS and Correspondent will each provide the other with such information, if any, which is in the control of one party but is required by the other to prepare any such report.
VII. RECEIPT AND DELIVERY OF FUNDS AND SECURITIES
1)	Receipt and Delivery in the Ordinary Course of Business. NFS, through Correspondent, will receive and deliver funds and securities in connection with transactions for Customer and Correspondent Accounts in accordance with the Correspondent’s instructions. Correspondent shall be responsible for advising Customers of their obligations to deliver funds or securities in good form in connection with each such transaction and shall be liable for any failure of any Customer to fulfill such obligation. NFS shall be responsible for the safeguarding of all funds and securities delivered to and accepted by it, subject to count and verification by NFS. NFS will not be responsible for any funds or securities delivered by a Customer to Correspondent, its agents or employees until such funds or securities are physically delivered to NFS’ premises and accepted by NFS or deposited in an account maintained in NFS’ name.
2)	Custody Services. Whenever NFS has been instructed to act as custodian of the securities in any Correspondent or Customer Account, or to hold such securities in “safekeeping”, NFS may hold the securities in the Customer’s name or may cause such securities to be registered in the name of NFS or its nominee or in the names or nominees of any depository used by NFS. NFS will perform the services customarily associated with acting as custodian for securities in Correspondent and Customer accounts, such as: (i) collection and payment of dividends, (ii) transmittal and handling (through

Correspondent) of tender offers, exchange offers and other corporate actions to the extent notice of such action is actually received by NFS, (iii) transmittal of all proxy materials and other shareholder communication actually received by NFS, and (iv) handling of exercises, redemptions or expirations of rights and warrants.
3)	Receipt and Delivery Pursuant to Special Instruction. Upon instruction from Correspondent or a Customer in a form acceptable to NFS, NFS will make reasonable efforts to effect transfers of securities, funds or Accounts as may be requested. In the event the transfer of an Account requires the liquidation of certain securities within such Account, NFS shall forward the entire request to Correspondent for appropriate action.
4)	Check-Issuing Authority. NFS may, in its sole discretion, authorize certain of the Correspondent’s employees to sign checks as agent for NFS for issuance to Correspondent’s Customers for amounts requested by such Customers to be withdrawn from their Accounts in such amounts and subject to such conditions and limitations as NFS may determine from time to time. Correspondent shall designate in writing the names of any employees it wishes to receive the authorization described in this paragraph. Correspondent shall not issue or sign any check that would cause the Account to fail to comply with applicable law or regulation or the margin or account equity requirements of NFS. Correspondent shall record the issuance of any check on the NFS system on the same day on which such check is issued. Correspondent agrees that it will not request NFS to authorize someone to sign checks who is not an employee of Correspondent. Correspondent represents and agrees that at any time NFS grants to Correspondent check-issuing authority under this section, Correspondent maintains and shall enforce supervisory procedures with respect to the issuance of such checks or similar instruments. Correspondent agrees to indemnify fully NFS from the negligence, fraud, or mistakes of Correspondent or Correspondent’s employees in connection with any check issuing authority granted to them and Correspondent authorizes NFS to charge any Correspondent Account, including the Settlement Account provided for in Section X or any other assets of Correspondent held by NFS with the amount of any such losses. Notwithstanding Section VII.1, NFS will not be responsible for the safeguarding of funds withdrawn by Correspondent or Correspondent’s employees pursuant to such check-issuing authority except to the extent required by applicable law or regulation NFS may withdraw any check issuing authority granted hereunder upon notice to Correspondent at any time during the time of this Agreement.
VIII. CONFIRMATIONS AND STATEMENTS
1)	Confirmations. Unless otherwise agreed, NFS will be responsible for preparing and transmitting confirmations of transactions on behalf of the Correspondent. NFS agrees that such confirmations shall comply with applicable rules and regulations with respect to information within the control of NFS. NFS shall not review or be responsible for specific transaction or other information set forth or provided by Correspondent on any confirmation. Correspondent shall not generate and/or prepare any statements, billings or confirmation respecting any brokerage transaction or securities position in any Account which is required to be sent under applicable regulation except as provided in this Agreement or with the prior written consent of NFS.
2)	Statements. NFS shall prepare and send to Customers monthly or quarterly statements of Account. Such statements shall comply with applicable law and regulation with respect to information within the control of NFS and shall indicate that Correspondent introduced the Account. Certain of the information on such statements, such as prices and descriptions of securities, is obtained from third parties. While NFS will include on statements information only from sources NFS believes to be reliable, NFS cannot guarantee the accuracy of the information. In the event Correspondent posts, or a Customer instructs NFS to post, transaction or other information including security valuations to an Account or to a statement of account, NFS does not undertake to independently verify such information and shall not be liable for any inaccuracy thereof.
3)	Examination and Notification of Errors. Correspondent shall examine promptly all monthly statements of Account, monthly statements of clearing services and other reports provided or made available to Correspondent by NFS. Correspondent shall notify NFS of any potential error in any Account in connection with (i) any transaction prior to the settlement date of such transaction, (ii) information appearing on daily reports within seven days of such report, and (iii) information first appearing on such monthly statements or reports within 30 days of Correspondent’s receipt of any monthly statement or report. Any notice of error shall be accompanied by such documentation as may be necessary to substantiate Correspondent’s claim. Correspondent shall provide promptly upon NFS’ request any additional documentation which NFS reasonably believes is necessary or desirable to establish and correct any such error. Correspondent shall not be deemed to have waived its right to make a claim against NFS pursuant to this Agreement by reason of any delay in notification.
IX. FEES AND SETTLEMENTS FOR SECURITIES TRANSACTIONS
1)	Commissions and Fees.
(a)	On each transaction or with respect to an Account, Correspondent shall identify to NFS the commissions and fees (“Fees”) and NFS will charge each Customer such Fees. NFS shall not exercise any control or influence over the Fees, mark-ups, or other charges or expenses imposed by the Correspondent upon the Accounts.

(b)	NFS will charge Correspondent for the clearing services, products and features provided as the date of this Agreement according to the fee schedule set forth in Exhibit A attached hereto. Such fees may be changed by mutual consent during the term of this Agreement. The parties agree to negotiate in good faith the fees payable by Correspondent for new or additional products or services or for material enhancements or upgrades to existing products or services. Expenses incurred by NFS on behalf of Correspondent and which shall be deducted from any payments due to Correspondent from NFS include the fees and expenses set forth in Exhibit A attached hereto.
2)	Settlements. NFS will collect commissions from Customers on behalf of Correspondent and through Correspondent. On each Monday (or the first business day thereafter if that Monday is not a business day or if that Monday is a day on which the NYSE is closed) NFS shall credit Correspondent’s Settlement Account (as defined in Section X.3) with commissions and other amounts earned by Correspondent during the previous week. The amount of such payments is to be determined in NFS’ reasonable business judgment and in accordance with Correspondent’s trade activity up to that point. On the first Monday of each month, NFS shall credit Correspondent’s Settlement Account for the commissions and other amounts earned by Correspondent during the previous week, net of all amounts due to NFS from Correspondent (including, without being limited to, expenses due NFS hereunder, Customers unsecured debit items, however arising). If the amount due to NFS in any month exceeds the amount available in Correspondent’s Settlement Account as shown on the statement for such Settlement Account, Correspondent shall, in accordance with the provisions of Section X.3, immediately deposit with NFS additional cash so that the Settlement Account will always have a zero or credit balance. Any amount due to NFS shall be paid to NFS by Correspondent immediately upon demand by NFS. If NFS does not receive such payment, NFS will charge Correspondent interest at the broker’s call rate on such amount until paid. With respect to any Customer or Correspondent Account in which there exists an unsecured debit or other unsatisfied financial obligation at the time of the commission payment, NFS reserves the right to reserve an amount equal to that which is outstanding in those Accounts and deduct that amount from the payment to be made to Correspondent for that month unless the debit is the result of NFS’ error, negligence or willful misconduct and the deduction will be reflected on Correspondent’s Clearing Statement. Correspondent will receive a credit for those Accounts in which the unsecured short position or unsecured debit is eliminated.
Correspondent shall properly account for any debit, deficiency or other financial obligation in the computation of net capital or preparation of financial reports in accordance with Rules 15c3-1 and 15c3-3 under the Exchange Act.
X. NET CAPITAL, DEPOSIT AND SETTLEMENT ACCOUNT
1)	Net Capital. Correspondent shall maintain net capital in an amount which is the greater of Correspondent’s net capital requirement as calculated in accordance with Rule 15c3-1 under the Exchange Act, and an amount as set forth in Exhibit B. NFS reserves the right to review the nature and volume of Correspondent’s business or the nature of the securities involved in Correspondent’s transactions (“Business Mix”) and the parties agree to negotiate in good faith an appropriate modification to Correspondent’s net capital and/or Business Mix.
2)	Settlement Account. In connection with the clearing services performed by NFS hereunder, NFS will establish on NFS’ books a ledger account designated as a settlement account (the “Settlement Account”) through which NFS will record the amounts payable to Correspondent or due to NFS from Correspondent pursuant to this Agreement. In the event that Correspondent fails to meet any of Correspondent’s obligations under this Agreement, Correspondent authorizes NFS to charge the Settlement Account in the amount owed to NFS under this Agreement and Correspondent agrees that Correspondent will immediately deposit with NFS additional cash so that the Settlement Account will at all times have a credit or zero balance.
XI. INDEMNIFICATION
1)	Indemnity. Correspondent shall indemnify and hold harmless NFS and each person who controls NFS within the meaning of the Securities Exchange Act of 1934 from and against any and all claims, damages, losses, judgments, costs and expenses (including reasonable attorney’s fees) (“Losses”) that NFS may suffer or incur as a result of the material failure of Correspondent to perform its obligations under this Agreement or the negligence or willful misconduct of Correspondent. Without limiting the generality of the foregoing, Correspondent shall indemnify and hold NFS harmless with respect to Losses, except to the extent that such Losses are the result of NFS’ gross negligence of willful misconduct, related to (i) failure by Correspondent or any Customer to promptly settle a transaction or to maintain adequate margin; or (ii) NFS or Correspondent’s execution of a transaction for the account of a customer pursuant to Section V.2; or (iii) NFS’ re-booking of margin transactions as cash transactions pursuant to Section V.2; or (iv) material breach of any obligation existing between Correspondent and a Customer of Correspondent that is related to the subject of this Agreement, including but not limited to the terms of its margin agreement with NFS and consent to loan and hypothecation of securities; or (v) Correspondent’s material failure to comply with any law, rule or regulation of the United States, a state or territory thereof, the SEC, the Federal Reserve Board, the NYSE or other authority, applicable to any transaction, customer or Account contemplated by this Agreement; or (vi) the material failure of any Customer to satisfy his or her obligation with respect to such Customer’s Account, including but not limited to timely deposit good funds, deliver securities, settle any transaction or otherwise comply with Regulation T including violation of Regulation T restrictions on an Account or the margin rules of any self-regulatory organization, exchange or NFS; or (vii) breach by Correspondent of any material representations or warranties made herein; or (viii) any action by Correspondent or its employees in the receipt by Correspondent of an order or cancellation of an order from an Account and its transmission to an order delivery or execution system used by Correspondent or Correspondent Customers or (ix) suspension of trading or bankruptcy or insolvency of any company, securities of which are held in Customer’s Accounts.
NFS shall indemnify and hold harmless Correspondent and each person who controls Correspondent within the meaning of the Securities Exchange Act of 1934 from and against any and all Losses that Correspondent may suffer or incur as a result of the material failure of NFS to perform its obligations under this Agreement or the negligence, or willful misconduct of NFS. Without limiting the generality of the foregoing, NFS shall indemnify and hold Correspondent harmless with respect to Losses, except to the extent that such Losses are the result of Correspondent’s gross negligence or willful misconduct, related to: (i) the loss of securities or cash after actual receipt by NFS from Correspondent or prior to the delivery of securities to Correspondent from NFS by a courier selected by NFS; (ii) failure by NFS to remain a member in good standing of the exchanges necessary to provide the services contemplated hereunder or the failure to remain a duly licensed broker/dealer in good standing under applicable law, (iii) any violation of applicable law in the performance of its duties and obligations under this Agreement; (iv) breach by NFS of any material representations or warranties made herein.
Promptly after receipt by a party entitled to indemnification under this Section (an “Indemnified Party”) of notice of the commencement of an investigation, action, claim or proceeding, such Indemnified Party will, if a claim in respect thereof is to be made against the indemnifying party under this Section, notify the indemnifying party of the commencement thereof, but the omission so to notify the indemnifying party will not relieve it from any liability which it may have to the Indemnified Party under this Section. In case any such action is brought against any Indemnified Party, and it notified the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish, assume the defense thereof, with counsel satisfactory to such Indemnified Party. After notice from the indemnifying party of its intention to assume the defense of an action or the actual assumption of the defense, the Indemnified Party shall bear the expenses of any additional counsel obtained by the Indemnified Party, and the indemnifying party shall not be liable to such Indemnified Party under this Section for any legal or other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof other than reasonable costs of investigation. The Indemnified Party may not settle any action without the written consent of the indemnifying party. The indemnifying party may not settle any action without the written consent of the Indemnified Party unless such settlement completely and finally releases the Indemnified Party from any and all liability and imposes no further liability or obligation on the Indemnified Party. In either event, consent shall not be unreasonably withheld.

2)	Security Interest; Authorization to Charge. Correspondent agrees that each Correspondent Account and other property of Correspondent maintained by NFS shall be subject to a lien and security interest in favor of NFS for the discharge of Correspondent’s obligations to NFS under this Agreement. For purposes of this Agreement, the defined term “Correspondent Accounts” does not include any Customer Accounts. Correspondent authorizes NFS to charge any Correspondent Account maintained by NFS and any other assets of Correspondent held by NFS with all amounts owing to NFS including, but not limited to, (i) any reasonable cost or expense directly resulting from failures to deliver or failures to receive; (ii) any losses directly resulting from unsecured debit balances in any Customer or Correspondent Account; (iii) aged bank reconciliation items; and (iv) any amounts to which NFS is otherwise entitled pursuant to the provisions of Section IX, X or XI. Such charge may be made against any Correspondent Account or assets at any time on notice and in such amount as NFS deems appropriate, utilizing reasonable business judgment. No delay in charging any Correspondent Account or asset shall operate as a waiver of NFS’ right to do so at any future time as and when NFS deems appropriate. Correspondent may, at its option, satisfy its obligation to NFS under this section by depositing immediately with NFS in a reserve or other appropriate account an amount sufficient to cover the loss or unsecured indebtedness held in the Customer or Correspondent Account.
XII. UNDERTAKINGS OF CORRESPONDENT
1)	During the term of this Agreement, Correspondent will not obtain the services contemplated hereunder through a broker other than NFS without prior written consent of NFS. Notwithstanding the foregoing sentence, in the event that Correspondent requests NFS to provide such services for certain financial products or to certain Customers and NFS is unwilling or unable to provide such services for such products or to such Customers, Correspondent may either self-clear or engage a third party to provide the clearing and/or custody services for such products or to such Customers, only.
2)	Suspension or Restriction. In the event that Correspondent or any principal executive officer of Correspondent shall become subject to suspension or restriction by the NYSE, NASD or any other regulatory body having jurisdiction over Correspondent and Correspondent’s securities business, Correspondent will notify NFS immediately and Correspondent authorizes NFS to take such steps as may be necessary for NFS to maintain compliance with the rules and regulations to which NFS is subject. Correspondent further authorizes NFS, in such event, to comply with directives or demands made upon NFS by any such exchange or regulatory body. In connection with such directives or demands, NFS may seek advice or legal counsel and Correspondent will reimburse NFS for reasonable fees and expenses of such counsel.
3)	(A) Tradenames of NFS. Correspondent acknowledges that the names and logos of “Fidelity Investments ®”, “National Financial Services LLC”, and their affiliates (“Names”) are proprietary trademarks and tradenames and are of significant value and importance. Correspondent will not undertake any written or oral sales, advertising, marketing, promotional or solicitational activities which identify, make reference to or otherwise use these Names, or suggest either orally or in writing that Correspondent is an agent of, affiliated with or in any way part of the Fidelity Investments® organization, except as follows or as otherwise approved in writing by NFS:
(a)	Correspondent may indicate that “Accounts are carried by National Financial Services LLC, Member NYSE/SIPC, a Fidelity Investments® company.”

Any use of the Fidelity Investments® name must be identified as a registered trademark.
(b)	In addition to any disclosures required by other rules, in describing the SIPC and excess SIPC coverage on NFS accounts, the following language must be used:
“Securities in accounts carried by National Financial Services LLC (“NFS”), a Fidelity Investments company, are protected by the Securities Investor Protection Corporation (“SIPC”) up to $500,000 (including cash claims limited to $100,000). NFS has arranged for additional insurance protection for cash and securities to supplement its SIPC coverage. This additional protection covers total account net equity in excess of the $500,000/$100,000 coverage provided by SIPC. Neither coverage protects against a decline in the market value of securities.”
NFS shall provide Correspondent with evidence of its additional insurance protection for cash and securities to supplement its SIPC coverage upon the request of Correspondent.
(c)	Correspondent may indicate that Fidelity mutual funds are available through Correspondent, and must if a specific fund is named use the full and correct name of each mutual fund.
(d)	No reference to the Fidelity companies or Fidelity mutual funds may be made in such a way as to potentially mislead public customers.
3)	(B) Tradenames of Correspondent. NFS acknowledges that the names and logos of Correspondent are proprietary trademarks and tradenames and are of significant value and importance. NFS will not undertake any written or oral sales, advertising, marketing, promotional or solicitational activities which identify, make reference to or otherwise use these names, or suggest either orally or in writing that NFS is an agent of, affiliated with or in any way part of the Correspondent, except as approved in writing by Correspondent.

4)	Regulation E Compliance. In the event any Account engages in any transactions in an Account through the use of any electronic funds transfer mechanism or procedure (“EFT”) and/or uses any access device, including any debit card, which may be used for initiating an EFT, the Correspondent shall be solely liable and responsible for compliance with the requirements of Regulation E promulgated by the Board of Governors of the Federal Reserve System, 12 C.F.R. Part 205.1-15, all interpretations issued thereunder and any rules, regulations, orders, or advisories promulgated by the FRB regarding Regulation E or similar regulation.

5.	Tri-party Clearing Relationships. Correspondent shall not introduce to NFS any Account, or transaction introduced to Correspondent by another broker or dealer (“Tri-party Arrangement”) without the prior written consent of NFS. In the event Correspondent wishes to enter into a Tri-party Arrangement, Correspondent shall indicate such intention in Exhibit B and execute and require its Correspondent to execute such agreements or other documents as NFS may require. Correspondent shall notify NFS promptly in the event that a Tri-party Arrangement is terminated by Correspondent. Notwithstanding anything herein to the contrary, for purposes of this Agreement, Correspondent’s directed brokerage arrangement with Westminster Research Associates shall not constitute a Tri-Party Arrangement. NFS agrees to support, in the ordinary course of business, Correspondent’s environment for its clients utilizing Westminster Research for directed brokerage, provide such support is not prohibited by law, rule, regulation or NFS’ policies.

5)	Prospectus Delivery. Correspondent will have sole responsibility for delivering any prospectus, offering circular or like document required pursuant to the prospectus delivery or like requirements of the Securities Act of 1933, as amended, rules of the Municipal Securities Rulemaking Board, other self regulatory organization, or as required by the issuer. Correspondent shall be solely and exclusively responsible for compliance with any and all disclosure document and prospectus delivery requirements in connection with Accounts that are options accounts. Correspondent may retain NFS to deliver or cause to be delivered prospectuses or similar documents which Correspondent is otherwise required to deliver at such fees, as NFS and Correspondent shall agree from time to time.
6)	Compliance with State Law.
a)	Correspondent. Correspondent shall be solely and exclusively responsible for ensuring that each of activities in which it engages in connection with this Agreement, including but not limited to, the handling of Customer Accounts, the offer or sale of securities, and the qualification and registration of Correspondent or its personnel shall be in material compliance with the laws and regulations of each state and territory having jurisdiction over Correspondent or its activities.

b)	NFS. NFS shall be solely and exclusively responsible for ensuring that each of activities in which it engages in connection with this Agreement, including but not limited to, extension of credit to Customer Accounts, and the qualification and registration of NFS or its personnel shall be in material compliance with the laws and regulations of each state and territory having jurisdiction over NFS or its activities.
7)	Electronic Transmission of Orders. Correspondent acknowledges that all NYSE member firms must establish and maintain procedures designed to monitor and supervise the electronic transmission of orders. Correspondent further acknowledges that it must either (1) acknowledge to NFS that the procedures set forth on Exhibit C., (as such Exhibit may be amended from time to time by NFS), have been adopted and implemented by Correspondent; or (2) develop and implement its own procedures for the proper supervision of orders placed with the NYSE by electronic transmission, and provide to NFS a copy of such procedures. Correspondent has indicated its election in Exhibit C. and shall notify NFS in writing in the event the election should change. The procedures set forth in Exhibit C are intended to cover the limited aspect of supervision relating to electronic transmission of orders and do not in any way alter Correspondent’s obligations as otherwise set forth by law or in this Agreement.

8)	Delivery and Resale of Control and Restricted Securities. Correspondent shall be responsible for compliance with all laws, rules, and regulations regarding the resale, transfer, delivery or negotiation of securities under the Securities Act of 1933 (“Securities Act”), including but not limited to Rules 144, 145, 701 and Rule 144A thereunder on behalf of any Customer or Correspondent Account. Correspondent shall notify NFS whether any Customer or Account is a “control person” within the meaning of the Securities Act with respect to any securities custodied at NFS from time to time. In addition to the foregoing, Correspondent shall comply with such policies, procedures and documentation requirements with respect to “control” and “restricted” securities (as such terms are contemplated under the Securities Act) as NFS may provide to Correspondent from time to time, including but not limited to the marginability of such securities.

In addition to the foregoing, Correspondent shall comply with such policies, procedures and documentation requirements with respect to “control” and “restricted” securities (as such terms are contemplated under the Securities Act) as NFS may provide to Correspondent from time to time, including but not limited to the marginability of such securities.

9)	(A) Order Routing. In the event that Correspondent uses or directs NFS to use NFS’ order routing network to direct orders to a particular broker, dealer or market center through NFS’ order routing network, Correspondent hereby agrees to assume all regulatory and fiduciary responsibilities associated with such order routing request(s), including but not limited to customer disclosure and best execution. Correspondent hereby agrees to indemnify and hold NFS harmless with respect to all losses, damages, or other financial obligations suffered or alleged to have been suffered or incurred by a Customer arising out of or related to any orders directed by Correspondent to such broker, dealer, or market center; provided, however, that Correspondent is not responsible for any losses, damages or other financial obligations suffered by a Customer arising out of or related to any such orders directed by Correspondent as a result of NFS’ material failure to perform its obligations under this Agreement or the gross negligence or willful misconduct of NFS. Correspondent represents that it shall comply at all times with applicable regulations regarding order routing, disclosure and inducements for order flow including Rules 11Ac1-3 and 10b-10 under the Securities Exchange Act of 1934 as in effect from time to time. NFS represents and warrants that its routing network shall materially comply with applicable laws, rules and regulations and that such network is reasonably designed to allow NFS to direct orders as described herein.
(B) Executions with Other Counterparties. With respect to orders executed by Correspondent directly with or through designated counterparties, and not through NFS, in the event that the counterparty with whom Correspondent dealt fails to satisfy its obligation with respect to any such transaction, Correspondent assumes the risk of such failure by the counterparty and shall reimburse NFS for any loss which NFS may sustain.
10)	Market Making and Underwriting Activity. It is understood by the parties that Correspondent may engage in market making and/or participate in the distribution of securities. NFS makes no opinion of the quality, investment potential or creditworthiness of the issuer or the security. In the event that Correspondent wishes to engage in such activity, Correspondent shall be responsible for compliance with applicable laws, rules and regulations with respect to such activity. Due to the nature of the activity contemplated hereunder, NFS reserves the right to increase the net capital and escrow requirements as set forth in Exhibit B pursuant to Section X.1 and X.2 of this Agreement.

11)	Special Products or Services. Correspondent may elect to offer to its customers or engage in certain products or services with prior written notice to NFS as set forth in Exhibit B. Correspondent has indicated such intention in writing and in Exhibit B and has executed the Addendum attached to such Exhibit.

12)	First Trade Day Deliverables. In addition to other items as may be mutually agreed to by the parties hereto as necessary for Correspondent’s conversion to the NFS platform, NFS shall provide to Correspondent on or before the first date the set of “First Trade Day Deliverables” identified in Exhibit D. NFS recognizes that the “First Trade Day Deliverables” identified in Exhibit D are critical to Correspondent’s conversion to the NFS platform and NFS will work to provide to Correspondent such deliverables as quickly as it is commercially reasonable to do so.

13)	Institutional Money Market Funds. Correspondent may continue to offer its existing institutional money market funds and share classes available through Dreyfus. NFS agrees to work with Dreyfus and Correspondent to develop the daily sweep transmissions for the processing of the money market fund transactions. In the future, in the event NFS provides a competitive money market alternative to the Dreyfus intuitional money market funds, Correspondent agrees to consider in good faith utilizing such NFS alternative.

XIII. TERMINATION OF AGREEMENT; TRANSFER OF ACCOUNTS.
1)	Effectiveness. This Agreement shall remain in full force and effect for an initial term (the “Initial Term”) of (3) three years from the first trade date subject to approval by the NYSE. Either party may terminate this Agreement at the end of such (3) three-year period by giving 180 days prior written notification of termination. In such event, this Agreement shall terminate at the end of such initial (3) three-year period.

In the event no written notification is given as set forth in the immediately preceding paragraph, this Agreement shall be deemed to have been renewed for an additional two-year period. At any time during such additional period, this Agreement may be terminated by either party by giving 180 days prior written notification to the other party, and such termination shall be effective as of the end of such 180-day period.

Thereafter, this Agreement shall be deemed to have been renewed for additional successive one-year periods. At any time during such additional periods, this Agreement may be terminated by either party by giving 180 days prior written notification to the other party, and such termination shall be effective as of the end of such 180 day period.

2)	(a) Termination by NFS. NFS may terminate this Agreement at any time on 30 days written notice to Correspondent in the event that Correspondent:
i.	materially fails to comply with the terms of this Agreement and upon notification by NFS fails to remedy such material noncompliance within 10 days from such notification; or

ii.	is enjoined, prohibited or suspended as a result of an administrative or judicial proceeding for a period of more than 30 days from engaging in securities business activities constituting all or portions of Correspondent’s securities business, which injunction, prohibition or suspension in NFS’ reasonable judgment after consultation with outside counsel makes impracticable the disclosed clearing relationship established in this Agreement; or

iii.	fails to comply with the net capital requirement pursuant to Section X.1 and upon notification by NFS fails to correct such deficiency within 10 days from such notification.
(b) Termination by Correspondent. Correspondent may terminate this Agreement at any time on 30 days written notice to NFS in the event that NFS:
i.	materially fails to comply with the terms of this Agreement and upon notification by Correspondent fails to remedy such material noncompliance within 10 days from such notification; or
ii.	is enjoined, prohibited or suspended as a result of an administrative or judicial proceeding for a period of more than 30 days from engaging in securities business activities constituting all or portions of NFS’s securities business, which injunction, prohibition or suspension in Correspondent’s reasonable judgment after consultation with outside counsel makes impracticable the disclosed clearing relationship established in this Agreement.

(c) Termination without Cause by Correspondent. Correspondent may terminate this Agreement prior to the third anniversary of the Effective Date of this Agreement on 12 months written notice to NFS or between the third and fifth anniversary of the effective date of this Agreement upon 180 days written notice to NFS.
3)	Automatic Termination. The obligation of either party to perform services pursuant to this Agreement shall terminate immediately in the event that either party:
i.	is no longer registered as a broker-dealer with the SEC; or

ii.	is suspended or had material restrictions placed on its business by the NASD or any national securities exchange of which a party is a member for failure to comply with the rules and regulations thereof; or

iii.	ceases to conduct its business.
4)	Conversion of Accounts. In the event that this Agreement is terminated for any reason, it shall be Correspondent’s responsibility to arrange for the conversion of Correspondent and Customer Accounts to another clearing broker. The parties agree to work in good faith during such a conversion, but recognize that such a conversion is predicated on the cooperation and good faith of the broker which will assume responsibility for clearing services of the Customers. Correspondent will give NFS notice (the “Conversion Notice”) of (i) the name of the broker which will assume responsibility for clearing services for Customers and Correspondent, (ii) the date on which such broker will commence providing such services, (iii) Correspondent’s undertaking, in form and substance satisfactory to NFS, that Correspondent’s agreement with such broker provides that such broker will accept on conversion all Correspondent and Customer Accounts, then maintained by NFS and (iv) the name of an individual within that organization whom NFS can contact to coordinate the conversion. The Conversion Notice shall be given within 30 days of NFS’ or Correspondent’s notice of termination pursuant to Sections XIII.1 or XIII.2. or within 30 days of the occurrence of an event specified in Section XIII.3. If Correspondent fails to give the Conversion notice to NFS, NFS may give to Customers such notice as NFS deems appropriate of the termination of this Agreement and may make such arrangements as NFS deems appropriate for transfer or delivery of Customer and Correspondent Accounts. In the event NFS receives or gives notice of termination under this Section, or this Agreement terminates automatically pursuant to Section XIII.3, NFS reserves the right to administer each Account in such manner as NFS deems appropriate in NFS’ reasonable discretion, including but not limited to rejecting transactions pursuant to Section IV.4. If (x) Correspondent terminates this Agreement pursuant to Section XIII.1 or Section XIII.2(c), (y) NFS terminates this Agreement pursuant to Section XIII.2(a) or (z) the Agreement terminates pursuant to Section XIII.3 as a result of a development relating to Correspondent, Correspondent will (a) pay to NFS reasonable and equitable programming charges to process the conversion of Correspondent and Customer Accounts to another clearing broker and (b) pay any costs incurred by NFS as billed by any third party vendors such as transfer agents, etc. to process such conversion. If (x) Correspondent terminates this Agreement pursuant to Section XIII.1 or Section XIII.2(b), or (y) the Agreement terminates pursuant to Section XIII.3 as a result of a development relating to NFS, NFS will (a) pay any programming charges to process the conversion of Correspondent and Customer Accounts to another clearing broker and (b) pay any, reasonable, direct, documented costs incurred by Correspondent to process such conversion. In the event that during the Initial Term (x) Correspondent terminates this Agreement prior to the end of the Initial Term pursuant to Section XIII.2(c), or (y) Correspondent intentionally materially breaches this Agreement and, as a result, NFS terminates this Agreement, Correspondent shall pay to NFS a termination fee as described in Exhibit A. In the event that Correspondent is the subject of the issuance of a protective decree pursuant to the Securities Investor Protection Act of 1970 (15 USC 78aaa-111), NFS’ claim for payment of a termination fee under this Agreement shall be subordinate to claims of Correspondent’s customers that have been approved by the Trustee appointed by the Securities Investor Protection Corporation pursuant to the issuance of such protective decree.
5)	Survival. Termination of this Agreement shall not affect the rights or obligations of either party arising prior to the effective date of such termination. The provisions of Sections XI. (Indemnification), XIII.4 (Conversion of Accounts); Section IX.2 (Settlements) and XIV. (Confidential Nature of Information and Documents) shall survive the termination of this Agreement.

6)	No Obligation to Release. NFS shall not be required to release to Correspondent any securities or cash held by NFS for Correspondent in any Correspondent Account or the Settlement Account until; (1) any amounts owing to NFS pursuant to the provisions of this Agreement are determined and Correspondent’s outstanding obligations hereunder to NFS are paid, including determination of any disputed amounts; (2) any property of NFS in the possession of Correspondent is returned to NFS; (3) arrangements satisfactory to NFS have been made by Correspondent with respect to each Account introduced to NFS by Correspondent. NFS agrees to return any amounts owed to Correspondent within 30 days from the effective termination of this Agreement.
XIV. CONFIDENTIAL NATURE OF INFORMATION AND DOCUMENTS
Each party acknowledges and understands that any and all technical, trade secret, or business information, including, without limitation, financial information, business or marketing strategies or plans, product development or customer information, which is disclosed to the other or is otherwise obtained by the other, its affiliates, agent or representatives during the term of this Agreement (the “Proprietary Information”) is confidential and proprietary, constitutes trade secrets of the owner, and is of great value and importance to the success of the owner’s business. Each party agrees to comply with its obligations under the terms of the Gramm-Leach-Bliley Act of 1999 (15 U.S.C. 6801 et seq.) and other privacy laws, to the extent applicable, and to cooperate with the other party at such party’s request in the fulfillment of any such obligations.

Proprietary information shall not include any information that is: (a) already known to the other party or its affiliates at the time of the disclosure; (b) publicly known at the time of the disclosure or becomes publicly known through no wrongful act or failure of the other party; (c) subsequently disclosed to the other party or its affiliates on a non-confidential basis by a third party not having a confidential relationship with the owner and which rightfully acquired such information; (d) communicated to a third party by the other party with the express written consent of the owner; or (e) legally compelled to be disclosed pursuant to a subpoena, summons, order or other judicial or governmental process, provided the disclosing party provides prompt notice of any such subpoena, order, etc. to the other party so that such party will have the opportunity to obtain a protective order.

Each party agrees to use its best efforts (the same being not less than that employed to protect his own proprietary information) to safeguard the Proprietary Information and to prevent the unauthorized, negligent or inadvertent use or disclosure thereof. Neither party shall, without the prior written approval of any officer of the other, directly or indirectly, disclose the Proprietary Information to any person or business entity except for a limited number of employees, attorneys, accountants and other advisors of the other on a need-to-know basis or as may be required by law or regulation. Each party shall promptly notify the other in writing of any unauthorized, negligent or inadvertent use or disclosure of Proprietary Information. Each party shall be liable under this Agreement to the other for any use or disclosure in violation of the Agreement by its employees, attorneys, accountants, or other advisors or agents. This Section XIV shall continue in full force and effect notwithstanding the termination of this Agreement.
XV. INTENTIONALLY DELETED
XVI. NOTICE TO CUSTOMERS
NFS shall provide, or cause to be provided to every Customer upon the opening of a Customer Account, notice of the existence and general terms of this Agreement clearly indicating the allocation of responsibility contained herein. This notice shall comply with New York Stock Exchange Rule 382 and NASD Conduct Rule 3230.
XVII. CUSTOMER COMPLAINT PROCEDURES
A.	Complaints Directed to Correspondent. Correspondent will be responsible for the prompt handling of all Customer complaints directed to Correspondent. If any such complaint is based upon an alleged act or failure to act by NFS or a responsibility allocated to NFS, Correspondent will notify NFS promptly of such complaint and the basis therefore and will consult with NFS and the parties will cooperate in determining the validity of such complaint and the appropriate action to be taken. Correspondent will forward a copy of such correspondence to NFS.

B.	Complaints Directed to NFS. NFS will be responsible for the prompt handling of all Customer complaints directed to NFS. If any such complaint is based upon an alleged act or failure to act by Correspondent or a responsibility allocated to Correspondent, NFS will notify Correspondent promptly of such complaint and the basis therefore (with a copy to Correspondent’s Designated Examining Authority to the extent required) and will consult with Correspondent and the parties will cooperate in determining the validity of such complaint and the appropriate action to be taken. NFS will forward a copy of such correspondence to Correspondent.

C.	Regulatory Inquiries. Correspondent and NFS will each respond to the inquiries they receive from regulatory authorities. Each will cooperate with the other in production of information or documentation as necessary to respond to such inquiry in a timely and complete manner.
XVIII. TELEPHONE RECORDING
Each party understands and agrees that in order to verify securities transactions and other information related to this Agreement, it may tape-record telephone conversations with its employees. Each party also understands that such recordings may take place without an audible electronic “beep”, tone or vocal announcement to indicate that the line may be recorded. Each party will be solely responsible for notifying, and obtaining the consent of, all present and future employees that such conversations may be recorded. Each party consents to the admission of such recordings as evidence in any adjudication of any dispute or claim arising under this Agreement.

XIX. REMEDIES CUMULATIVE
The enumeration herein of specific remedies shall not be exclusive of any other remedies. Any delay or failure by any party to this Agreement to exercise any right, power, remedy or privilege herein contained, or now or hereafter existing under any applicable statute or law, shall not be construed to be a waiver of such right, power, remedy or privilege, nor to limit the exercise of such right, power, remedy, or privilege, nor shall it preclude the further exercise thereof or the exercise of any other right, power, remedy or privilege.
XX. MISCELLANEOUS
1)	NFS shall be responsible for providing IRS Form 1099 and other information required to be reported by federal, state or local tax laws, rules or regulations, to Accounts solely with respect to events subsequent to the effective date of this Agreement and for the mailing of same at Correspondent’s expense.

2)	NFS shall limit its services pursuant to the terms of this Agreement to those services expressly set forth herein and related thereto. NFS will perform such other services including enhancements thereto, upon such terms and at such prices, as NFS and Correspondent may from time to time agree. Neither Correspondent nor NFS shall hold itself out as an agent, partner or joint venture partner of the other or any of the subsidiaries or companies controlled directly or indirectly by or affiliated with the other.

3)	This Agreement, including all Exhibits, which are hereby incorporated by reference, constitutes and expresses the entire Agreement and understanding between the parties and supersedes all previous communications, representations or agreements, whether written or oral, with respect to the subject matter hereof. This Agreement may be modified only in writing signed by both parties to this Agreement. Such modification shall not be deemed as a cancellation of this Agreement.

4)	This Agreement shall be binding upon all successors, assigns or transferees of both parties hereto, irrespective of any change with regard to the name of or the personnel of Correspondent or NFS. Any assignment of this Agreement shall be subject to the requisite review and/or approval of any regulatory agency or body whose review and/or approval must be obtained prior to the effectiveness and validity of such assignment. No assignment of this Agreement shall be valid unless the non-assigning party consents to such an assignment in writing, provided that any assignment by either NFS or Correspondent to any majority-owned subsidiary that they may create or to a company affiliated with or controlled directly or indirectly by or under common control with either of them will be deemed valid and enforceable in the absence of any consent from either party. Neither this Agreement nor any operation hereunder is intended to be, shall not be deemed to be, and shall not be treated as a general or limited partnership, association or joint venture or agency relationship between Correspondent and NFS.

5)	Neither party shall be liable for any loss caused, directly or indirectly, by government restrictions, exchange or market rulings, extreme market volumes or volatility, suspension or trading, war (whether declared or undeclared), terrorist acts, insurrection, riots, flooding, strikes, failure of utility services, accidents, adverse weather or events of nature, or other conditions beyond the control of that party. In the event that any communications network, data processing system, or computer system used by a party, whether or not owned by such party, is rendered inoperable beyond the reasonable control of such party, such party shall not be liable to the other party for any loss, liability, claim, damage or expense resulting, either directly or indirectly, therefrom.

6)	The construction and effect of every provision of this Agreement, the rights of the parties hereunder and any questions arising out of the Agreement, shall be subject to the statutory and common law of the Commonwealth of Massachusetts.

7)	In the event of a dispute between the parties such dispute shall be settled by arbitration by arbitrators in accordance with the rules then in effect at the New York Stock Exchange provided however that if the NYSE declines jurisdiction over the dispute it shall be decided through the jurisdiction of the National Association of Securities Dealers. Any final award rendered by such arbitrators shall be final and binding between the parties and judgment thereon may be entered in any court of competent jurisdiction.

8)	The headings preceding the text and sections hereof have been inserted for convenience and reference only and shall not be construed to affect the meaning, construction, or effect of this Agreement.

9)	To the extent required by the Securities and Exchange Commission’s interpretation of its financial responsibility rules and to the extent necessary to give Customers and Accounts the full benefit of the Securities Investor Protection Act, Correspondent’s Customers will be considered customers of NFS and not customers of the Correspondent. Nothing herein shall cause the Correspondent’s Customers to be deemed to be customers of NFS for any other purpose, or to negate the intent of any other section of this Agreement, including but not limited to, the allocation of responsibilities as set forth elsewhere in this Agreement.

10)	If any provision or condition of this Agreement shall be held to be invalid or unenforceable by any court, or regulatory or self-regulatory agency or body, such invalidity or unenforceability shall apply only to such provision or condition. The validity of the remaining provisions and conditions shall not be affected thereby, and the parties shall take diligent efforts to implement their original intentions as to the terms of this Agreement.

11)	For the purposes of any and all notices, consents, directions, approvals, restrictions, requests or other communications required or permitted to be delivered hereunder, NFS’ address shall be:

National Financial Services LLC
200 Seaport Blvd., Z2N
Boston, MA 02210
Attention: Jennifer Moran

and Correspondent’s address shall be:

Thomas Weisel Partners LLC
One Montgomery Street, Suite 3700
San Francisco, CA 94104
Attention: Shaugn Stanley and Mark Fisher
and either party may provide such notice or change its address for notice purposes by giving written notice pursuant to registered or certified mail, return receipt requested, of the new address to the other party.
12)	Authority to Execute; Counterparts; NYSE Approval. Each party represents to the other that an officer duly authorized to enter into a fully disclosed clearing relationship will execute this Agreement on behalf of such party. This Agreement may be executed in one or more counterparts, all of which taken together shall constitute a single Agreement. When each party hereto has executed and delivered to the other a counterpart, this Agreement shall become binding on both parties, subject only to approval by the NYSE. NFS will submit this Agreement to the NYSE promptly following execution.
Made and executed at Boston, Massachusetts this 15th day of August, 2005.
AGREED AND ACCEPTED:
THOMAS WEISEL PARTERS LLC

By: /s/ David Baylor
Name: David Baylor Title: Authorized Officer
NATIONAL FINANCIAL SERVICES LLC

By:/s/ Norman Malo
Name: Norman Malo Title: President